UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2014 (June 4, 2014)

VIROPRO, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-06718	13-3124057
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

2151 O'Toole Avenue, Suite 50, San Jose, CA 95131

 (Address of Principal Executive Offices) (Zip Code)

650-300-5190

Registrant’s telephone number, including area code

794 Lexington Avenue, Suite 3R, New York, NY 10065

(Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2014 in a case styled Spring Hill Bioventures SDN BHD, derivatively and on behalf of Viropro, Inc., v. Cynthia Ekberg Tsai and Richard Serbin (Index No. 654167/2013), the New York State Supreme Court entered a Decision and Order stating that the will of the majority of the shareholders of the registrant ("Viropro") set forth in a written consent dated March 27, 2014 be enforced and that Cynthia Ekberg Tsai and Richard Serbin, whose terms as directors had expired, be replaced effective February 27, 2014 by the following Board members: Bruce A. Cohen, Kenneth A. Sorensen and Michelle L. E. Peake. In addition, the Court ordered Cynthia Ekberg Tsai, the President and CEO of Viropro at the time of the Court hearing, to turn over all documents and incidents of control over Viropro, including all information about Viropro's accounts and access to them, to the new Board of Directors.

The Viropro Board of Directors terminated the employment of Cynthia Tsai as President and CEO of Viropro for cause under the terms of her employment agreement with Viropro. Ms. Tsai has demanded payment of her unpaid annual salary of $100,000 since 2012 and the issuance of the cashless options that she believes are owed to her by Viropro under the terms of her employment agreement. The Board has stated its intention to pursue its damage claims of not less than $10 million against Ms. Tsai in the above-referenced litigation.

The Board appointed Dr. Joseph J. Vallner as Acting President and Bruce A. Cohen as Chairman of the Board. Since 2009 Dr. Vallner has served as a consultant primarily to small pharmas/biotech companies and was previously President of ORUUS Pharma, a cancer drug delivery company, Lumera Corp., a company that developed products for electro-optics applications, which was a publicly traded company on NASDAQ during the time Dr. Vallner was its President and CEO, and President and CEO of Capnia, a company that developed nasal delivery of therapeutic gas for migraine and other inflammation disorders. Dr. Vallner received his BS degree in Pharmacy, his MS degree in :Physical Chemistry and his PhD in Pharmaceutics (Biochemistry minor) from the University of Wisconsin. The Board is negotiating an employment agreement with Dr. Vallner.

Bruce A. Cohen has served as founding President and CEO of several biotech companies and assisted them with financings, including Vitapath Genetics, Inc. from 2008-2012, a personalized genetics company, Cellerant Therapeutics, Inc., from 2002-2007, a stem cell therapy company, and Acacia Biosciences, Inc. from 1997-2000, a bioinformatics-based functional genomics discovery company. Mr. Cohen was CFO of GeneSoft Pharmaceuticals from 2000-2001 and Vice President at SEQUUS Pharmaceuticals, Inc. from 1995-1997, a pharma company involved with liposome-based oncology and anti-infective drugs. Prior to these executive roles, Mr. Cohen was the President and COO of ViTel International and a management consultant with Monitor Company. Mr. Cohen has an MBA with distinction from Harvard Business School, and a BA and MA from Tufts University.

Viropro issued a press release on June 2, 2014 to disclose these events, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated June 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 13, 2014	Viropro, Inc.

	By:	/s/ Bruce A. Cohen
Bruce A. Cohen
Chairman of the Board